NEWS
RELEASE

2005-21

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ANNOUNCES EXPANSION PLANS, SPECIAL DIVIDEND, QUARTERLY DIVIDEND AND SHARE REPURCHASE

HOUSTON, TEXAS, December 1, 2005- Frontier Oil Corporation (NYSE: FTO) announced that its Board of Directors approved three capital improvement projects totaling $224 million to be completed by 2008. The projects include a $140 million crude unit and vacuum tower expansion at the El Dorado Refinery, a $76 million coker expansion and revamp at the Cheyenne Refinery and an $8 million crude fractionation project at the Cheyenne Refinery. The crude unit and vacuum tower expansion in El Dorado will allow for higher crude charge rates, higher gasoline and distillate yields and significantly higher runs of heavy crude oil. The coker expansion will significantly decrease the amount of asphalt produced at the Cheyenne Refinery and increase the amount of higher margin light products such as gasoil, gasoline and diesel. Lastly, the crude fractionation project will allow Frontier to replace syncrude purchases with less expensive heavier crude oil while maintaining gasoline and diesel yields. These projects are expected to be funded with existing cash and internally generated cash flow.

Additionally, the Board of Directors declared both a special cash dividend of $1.00 per share and a regular quarterly cash dividend of $0.04 per share. Both dividends will be paid on January 11, 2006 to shareholders of record on December 15, 2005. The Board of Directors also authorized share repurchases of up to $100 million.

Frontier’s Chairman, President, and CEO, James Gibbs said, “I am extremely excited about today’s announcements. We believe the three aforementioned capital projects all have after-tax internal rates of return above 30%. Notwithstanding these significant capital projects, we have amassed more cash than is currently necessary for our operations and thus the Board has decided to return that cash to our shareholders. Furthermore, we will continue to review the possibility of additional special dividends and share repurchases. We remain committed to returning value to our shareholders as efficiently as possible.”

Conference Call

A conference call is scheduled for today, December 1, 2005, at 3:30 p.m. eastern time, to discuss today’s announcements. To access the call, please dial (800) 946-0706. For those individuals outside the United States, please call (719) 457-2638. A recorded replay of the call may be heard through December 15, 2005 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 8624810. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements

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